Exhibit 12
                                                                     ----------

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (In millions, except ratio amounts)
                                   (unaudited)

                                               Year Ended December 31,
                                       -----------------------------------------
                                        1995     1994     1993     1992     1991
                                       -----    -----    -----    -----    -----
Earnings:
  Income before
  income taxes and
  extraordinary item ..............   $  897   $1,280   $1,045   $  963   $  848

Add:
  Fixed charges ...................      344      315      315      346      334

Less:
  Capitalized interest ............       93       78       61       52       58
                                      ------   ------   ------   ------   ------
  Total earnings ..................   $1,148   $1,517   $1,299   $1,257   $1,124
                                      ======   ======   ======   ======   ======

Fixed Charges:
  Fixed charges on
  indebtedness, including
  amortization of debt
  discount and premium ............   $  242   $  231   $  239   $  270   $  270

Interest portion of
  operating lease
  rentals(a) ......................      102       84       76       76       64
                                      ------   ------   ------   ------   ------
   Total fixed charges ............   $  344   $  315   $  315   $  346   $  334
                                      ======   ======   ======   ======   ======
Ratio of earnings to
  fixed charges ...................     3.34     4.82     4.12     3.63     3.37
                                      ======   ======   ======   ======   ======

(a) The interest portion of operating lease rentals is calculated as one third of rent expense which represents a reasonable approximation of the interest factor.